Exhibit 10.31
EXECUTION VERSION
CLIENT TRANSITION AGREEMENT
     This CLIENT TRANISITION AGREEMENT (the “Agreement”) is made and entered into as of February ___, 2009 between eHealthInsurance Services, Inc., a Delaware corporation (“eHealth”) and Health Benefits Direct Corporation, a Delaware corporation and its wholly owned subsidiary HBDC II, Inc, also a Delaware Corporation (collectively, “HBDC”).
RECITALS
     A. HBDC or an employee or former employee sales agent serves as broker of record for a number of individual and family major medical (“IFP”) health insurance policies and ancillary policies (e.g., dental, life and vision insurance) sold along or bundled with such policies (collectively, the “Policies”).
     B. HBDC desires to transfer to eHealth broker of record (“BOR”) status and the right to receive commissions on all of the in-force Policies issued by the Specified Carriers, including those issued after the date hereof, but excluding the Excluded Policies (collectively, the “Transition Policies”).
     C. eHealth desires to compensate HBDC, as described in this Agreement, for the transfer of BOR status and the right to receive commissions on the Transition Policies.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:
          (a) “Acquisition Proposal” shall have the meaning set forth in Section 6.5.
          (b) “Action or Proceeding” shall mean any action, suit, proceeding, arbitration or governmental or regulatory investigation or audit.
          (c) “Agreement” shall have the meaning set forth in the preamble above, together with all exhibits and schedules hereto.
          (d) “Ancillary Agreements” shall mean the Marketing and Referral Agreement and the Collateral Agreements.

          (e) “Assumed Obligations” shall have the meaning set forth in Section 2.5.
          (f) “Books and Records” shall mean all papers and records (in paper or electronic format) in the care, custody or control of HBDC relating to the Transition Policies, including the applications for the Transition Policies, the full names, addresses (including Zip Code), e-mail addresses, dates of birth, gender and tobacco usage information (yes/no) of the holders of the Transition Policies, and any and all opt-out lists pertaining to the holders of the Transition Policies, in such electronic form and format as may be reasonably requested by eHealth.
          (g) “BOR” shall have the meaning set forth in Recital B.
          (h) “Business” shall have the meaning set forth in Section 4.1.
          (i) “Carrier Book” shall mean with respect to a particular Specified Carrier all of the Transition Policies issued by that Specified Carrier.
          (j) “Collateral Agreements” shall have the meaning set forth in Section 2.4.
          (k) “Closing” shall have the meaning set forth in Section 3.1.
          (l) “Closing Date” shall have the meaning set forth in Section 3.1.
          (m) “Conflict” shall mean any event that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit.
          (n) “Confidentiality Agreement” shall mean the Reciprocal Non-Disclosure Agreement between eHealth and HBDC dated April 1, 2008.
          (o) “Contract” shall mean any mortgage, indenture, lease, contract, purchase order, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.
          (p) “eHealth shall have the meaning set forth in the preamble above.
          (q) “Estimated Lifetime Value” shall mean with respect to a Specified Carrier’s Carrier Book the value of such Carrier Book as determined and agreed upon by eHealth and HBDC. The Estimated Lifetime Value shall equal the difference between (i) the anticipated regular commission payments to eHealth on the Specified Carrier’s Carrier Book for in-force Transition Policies between February 1, 2009 and January 31, 2014 as a result of the BOR Transfer relating to such Specified Carrier; and (ii) the amount of the Assumed Obligation for historical commission advances made by such Specified Carrier to HBDC (if any).
          (r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (s) “Excluded Liabilities” shall have the meaning set forth in Section 2.6.
          (t) “Excluded Policies” shall have the meaning set forth in Section 2.2.

          (u) “Governmental Entity” shall mean any U.S. or foreign, national, federal, state, municipal or local or other government, court, administrative agency or commission, court tribunal or judicial or arbitral body or other governmental body, authority, instrumentality, agency or commission.
          (v) “HBDC” shall have the meaning set forth in the preamble above.
          (w) “IFP” shall have the meaning set forth in Recital A.
          (x) “Indemnification Claim” shall have the meaning set forth in Section 8.3.
          (y) “Indemnification Objection Notice” shall have the meaning set forth in Section 8.3.
          (z) “Initial BOR Transfer Payment” shall mean, with respect to each Carrier Book that is a part of the BOR Transfer, twenty percent (20%) of the Estimated Lifetime Value of such Carrier Book.
          (aa) “Lead” shall mean shall mean health insurance prospect or member information belonging to HBDC.
          (bb) “Lead Database” shall mean the full names, addresses (including Zip Code), date of birth, gender and tobacco usage information (yes/no) and e-mail addresses of all of the Leads in the possession of HBDC or any Subsidiary of HBDC as of the first Closing, and any and all opt-out lists pertaining to such Leads, in such electronic form and format as may be reasonably requested by eHealth
          (cc) “Liability” shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for taxes.
          (dd) “Lien” shall mean any pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.
          (ee) “Loss” shall have the meaning set forth in Section 8.2.
          (ff) “Marketing and Referral Agreement” shall mean the Marketing and Referral Agreement between eHealth and HBDC, the form of which is attached hereto as Schedule 1.1(ff).
          (gg) “Nasdaq” means the Nasdaq Global Market.
          (hh) “Officer’s Certificate” shall have the meaning set forth in Section 7.2(d).

          (ii) “Ordinary Course of Business” shall mean the ordinary course of business, consistent with past practice (including with respect to quantity and frequency).
          (jj) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.
          (kk) “Policies” shall have the meaning set forth in Recital A.
          (ll) “Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.
          (mm) “SEC” means the Securities and Exchange Commission.
          (nn) “Securities Act” shall mean the Securities Act of 1933, as amended.
          (oo) “Specified Carriers” shall mean Aetna, Inc., Golden Rule Insurance Company (“GRIC”), Humana, Inc., PacifiCare, Inc., Time Insurance Company (marketed under the brand name Assurant Health) and United Healthcare Insurance Co..
          (pp) “Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
          (qq) “Third Party Claim” shall have the meaning set forth in Section 8.5.
          (rr) “Transition Assets” shall mean the BOR Transfer, the Books and Records and the Lead Database.
          (ss) “Transition Policies” shall have the meaning set forth in Recital B.
     Other capitalized terms shall have the meaning ascribed to such terms in other portions of this Agreement.
     1.2 Construction.
          (a) As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
          (b) Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” and “Sections” are intended to refer to Articles, Schedules, and Sections to this Agreement.
          (c) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II
CLIENT TRANSITION
     2.1 BOR Transfer/Books and Records. In one or more Closings and subject to the terms and conditions set forth in this Agreement (including the conditions to Closing set forth in Article VII), HBDC shall transfer and assign to eHealth, or shall cause to be transferred and assigned to eHealth, free and clear of any and all Liens (other than Assumed Obligations) the following: (i) BOR status on, and all right to receive commissions on premiums paid for, all Transition Policies (collectively, the “BOR Transfer”); and (ii) the Books and Records. As more fully described in Article III, the BOR Transfer may take place in successive Closings on a Carrier Book basis.
     2.2 Excluded Policies. The Transition Policies shall not include, and HBDC shall not transfer and assign to eHealth, BOR status and the right to receive commissions on (a) any policy, including any ancillary policy, underwritten by a carrier other than a Specified Carrier; (b) the policies listed on Exhibit A to HBDC’s BOR letters to the Specified Carriers dated January 22, 2009; or (c) any policy identified as and for which commissions are paid by a Specified Carrier as a Short Term policy (collectively, the “Excluded Policies”).
     2.3 Transfer of Lead Database. In the first Closing, HBDC shall deliver, assign and transfer the Lead Database to eHealth in such electronic format as reasonably requested by eHealth.
     2.4 Assignments. HBDC shall deliver or cause to be delivered to eHealth, duly executed by HBDC, or any other Person required, such other good and sufficient instruments of assignment and transfer, in form and substance reasonably acceptable to eHealth, as shall be effective to vest in eHealth BOR status on, and all right to receive commissions on premiums paid for, all Transition Policies, including without limitation any BOR letter or other agreement or document requested by a Specified Carrier (such instruments being collectively referred to herein as the “Collateral Agreements”).
     2.5 Assumed Obligations. As of the Closing of that portion of the BOR Transfer relating to a Specified Carrier’s Carrier Book, eHealth hereby agrees to assume the following, and only the following, obligations of HBDC to such Specified Carrier (collectively, the “Assumed Obligations”):
     eHealth shall assume the Liabilities of HBDC to the Specified Carrier up to the amounts set forth on Schedule 2.5 for historical commission advances on Transition Policies made by the Specified Carrier to HBDC (the “Limited Commission Advance Liability”). eHealth shall assume the Limited Commission Advance Liability only to the extent such Liability is offset against commission payments that would otherwise have been made to eHealth on the Transition Policies (excluding Excluded Policies) of the Specified Carrier and that such offset is consistent with such Specified Carrier’s commission advance offset practices with HBDC prior to the date of this Agreement.
     2.6 Liabilities Not Assumed. Other than the Assumed Obligations, eHealth shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of HBDC or its Subsidiaries (the “Excluded Liabilities”), including (without limitation) the Excess GRIC

Liability and the other Liabilities listed below, and HBDC shall retain and pay, satisfy, discharge and perform all such Liabilities, including (without limitation) the following Excluded Liabilities:
          (a) The Liability of HBDC for commission advances other than as specifically set forth in Section 2.5, including without limitation the Liability of HBDC to GRIC for commission advances or other amounts in excess of the amount set forth on Schedule 2.5 (the “Excess GRIC Liability”). .
          (b) Any Liability of HBDC as a result of any Action or Proceeding initiated at any time to the extent caused by any action or inaction that occurred or condition that existed on or prior to the Closing Date;
          (c) Any Liability of HBDC for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;
          (d) Any Liability of HBDC under any Contract;
          (e) Any Liability pertaining to HBDC’s business and arising out of or resulting from noncompliance on or prior to the Closing Date with any laws, statutes, ordinances, rules, regulations, orders, determinations, judgments or directives, whether legislatively, judicially or administratively promulgated;
          (f) Any Liability in respect of accounts payable, or payable obligations of HBDC (except as expressly set forth in Section 2.5);
          (g) Any Liability for taxes of HBDC or any of its Subsidiaries for any taxable period or portion thereof, or relating or attributable to the Transition Policies or the Lead Database for any taxable period or portion thereof, ending on and including the Closing Date; eHealth will be liable for any taxes for any taxable period or portion thereof, or relating or attributable to the Transition Policies or the Lead Database for any taxable period or portion thereof, beginning on and including the day after the Closing Date; and
          (h) Any Liability of any Subsidiary of HBDC.
ARTICLE III
CLOSING AND CONSIDERATION
     3.1 Closing. Any Closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of eHealth, 440 East Middlefield Road, Mountain View, California 94043, commencing at 9:00 a.m., Pacific Standard Time, two business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article VII hereof, or on such other date and time as the parties may mutually determine (the “Closing Date”). If the conditions to Closing (as set forth in Article VII), as they relate to that portion of the BOR Transfer relating to a Specified Carrier’s Carrier Book, are satisfied (or waived in writing), the parties shall hold successive Closings and each such Closing shall relate to that portion of the BOR Transfer that relates to such Carrier Book and for which the conditions to Closing are satisfied (or waived in writing). Under such circumstances, the Books and Records relating to the Transition Policies (or holders thereof) of such Specified Carrier shall be assigned and transferred at the same Closing. The date of each successive closing shall be a Closing Date.
     3.2 Consideration. In addition to assuming Assumed Obligations, as consideration for the BOR Transfer (or portion thereof occurring at a Closing) and the covenants of HBDC:
          (a) Initial BOR Transfer Payment. eHealth shall pay to HBDC II (by wire transfer in accordance with written instructions delivered by HBDC to eHealth at a Closing) within 2 days after the Closing of a portion of the BOR Transfer relating to a Specified Carrier’s Carrier Book, the Initial BOR Transfer Payment relating to such Specified Carrier’s Carrier Book. Notwithstanding the foregoing, eHealth may pay $966,097 to GRIC in connection with the Closing of the BOR Transfer relating to GRIC, PacifiCare, Inc. and United Healthcare Insurance Co. Transition Policies (the “GRIC Closing Payment”). In the event eHealth makes such payment, the Initial BOR Transfer Payment that eHealth is required to make to HBDC II shall be reduced by the amount of the GRIC Closing Payment.
          (b) Transition Policy Commission Payments. Subject to the other provisions of this Agreement, and after the BOR Transfer relating to the Carrier Book of a Specified Carrier, eHealth shall pay to HBDC II an amount equal to forty-five percent (45%) of each commission payment received by eHealth and reported by the Specified Carrier as relating to a Transition Policy (a “Transition Commission Payment”) for the duration of the policy, provided that eHealth remains BOR on such Transition Policy. For purposes of calculating the Transition Commission Payment, eHealth shall not be deemed to receive any amount withheld by a Specified Carrier in satisfaction of an Assumed Obligation or an Excluded Liability.
     3.3 Insurance Licenses. HBDC II covenants that HBDC II holds a validly issued health insurance agency license in good standing and is authorized to sell health insurance products in all jurisdictions in the United States. HBDC II shall complete and return to eHealth a Form W-9 and the Affiliate Licensing Form attached hereto as Schedule 3.3, along with copies of all of its licenses or other satisfactory evidence of licensure. HBDC II further agrees that within fifteen (15) days of its receipt of any additional health insurance agency license(s), it will notify eHealth in writing and provide eHealth with a copy of such license(s). HBDC II shall notify eHealth promptly in writing of any suspension, revocation, termination or non-renewal of any insurance license or the commencement of any proceeding therefore. HBDC II understands and agrees that it must comply with this Section 3.3 and that eHealth must be reasonably satisfied with HBDC II’s licensing documents and licensing status in order for HBDC to be paid Transition Commission Payments in accordance with Section 3.2(b). Without limiting the foregoing, HBDC II shall not be entitled to receive Transition Commission Payments if it is not appropriately licensed in the relevant jurisdiction and eHealth shall not pay Transition Commission Payments retroactively. Accordingly, to be eligible for Transition Commission Payments for any calendar month, HBDC II must have submitted to eHealth the appropriate licensing documents no later than the 15th day of such month. Notwithstanding, if eHealth is aware of a failure by HBDC II to comply with this Section 3.3, eHealth will notify HBDC II in accordance with Section 10.1 of such failure and will not withhold Transition Commission Payments if such failure is cured by HBDC II within 15 days of notice by eHealth.

     3.4 Timing and Reporting of Transition Commission Payments. Transition Commission Payments are due and payable on a monthly basis, and shall be paid to HBDC on or before the thirtieth (30th) day following the last day of the month in which the Transition Commission Payment is earned. Transition Commission Payments will be paid by wire transfer in accordance with written instructions delivered by HBDC to eHealth at a Closing or as may be revised by HBDC from time to time. Transition Commission Payments are earned when eHealth receives a commission payment accurately reported by a Specified Carrier as a commission on a Transition Policy (a “Transition Policy Commission”). Transition Commission Payments shall be accompanied by a statement (a “Transition Commission Payment Statement”) in both paper and mutually agreeable electronic forms setting forth the calculation of the Transition Commission Payments. Subject to eHealth’s receipt of accurate, complete and timely commission payment data from each Specified Carrier, the Transition Commission Payment Statements shall include, at a minimum (a) the total compensation eHealth received from the Specified Carriers for the Transition Policies for the reported month, (b) the total Transition Commission Payments owed and paid to HBDC for such month, and (c) for each underlying Transition Policy, the name of the Specified Carrier, the commissions received from the Specified Carrier for the reported month, the number of holders of Transition Policies for which commissions were paid, and the name and address of the primary applicant underlying such Transition Policy.
     3.5 Transition Commission Payment Offset. eHealth shall be entitled to offset against amounts owed to HBDC the amount of any prior Transition Commission Payment made by eHealth to HBDC as a result of eHealth’s receipt of a Transition Policy Commission that a Specified Carrier contends was not owed or paid in error due to cancellation of the underlying health insurance policy or otherwise.
     3.6 Right to Audit. HBDC shall have the right to have HBDC employees and/or mutually agreeable external auditors audit the books and records of eHealth related to this agreement up to once a year, to determine eHealth’s compliance and adherence to Section 3.2 (Consideration), Section 3.4 (Timing and Reporting of Transition Commission Payments), = Section 3.5 (Transition Commission Payment Offset) and Section 6.14 (eHealth Receipt of Commission Payments) of this Agreement. HBDC shall give eHealth reasonable prior notice of any such audit, and shall abide by reasonable security and confidentiality procedures during the audit. HBDC shall bear the cost of such audit. eHealth shall have the same right to audit HBDC in accordance with this Section to determine HBDC’s compliance and adherence to Section 6.13 (HBDC Receipt of Commission Payments).
     3.7 Retention of Records. eHealth shall retain all records relating to its performance under this Agreement for six years, or for such period as may be required by applicable law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HBDC
     HBDC hereby represents and warrants to eHealth, subject to the specific exceptions disclosed in the disclosure letter and schedules thereto (each referencing or cross-referencing the appropriate Section and paragraph numbers of this Article IV as to which an exception exists and which exceptions and other information provided in the disclosure letter and schedules thereto shall constitute representations and warranties under this Agreement) delivered by HBDC to eHealth, and dated as of the date hereof (the “HBDC Disclosure Schedule”), as follows:
     4.1 Organization.
          (a) Health Benefits Direct Corporation and HBDC II, Inc. (collectively HBDC) are both corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. HBDC has the power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and is duly qualified or licensed to do business, to perform its obligations as BOR and to receive commission payments for the Transition Policies and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.
          (b) No other Subsidiary of HBDC is or has been engaged in the operation of the business relating to the sale of the Transition Policies (the “Business”) or has or ever had any right to receive commissions as a result of the sale of the Transition Policies. To the extent that any of the Transition Assets have been transferred to HBDC, such transfer was duly authorized by all required corporate action, did not result in a Conflict with any law, rule or regulation, did not breach, violate, create any default or event of default or otherwise result in a Conflict with any agreement, and did not result in the creation of any Lien. No such transfer resulted or will result in any claim that such transfer was invalid or conflicted with the rights of any creditor of HBDC or any other person or entity.
     4.2 Authority. HBDC has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of HBDC, and no further action is required on the part of HBDC or any of HBDC’s stockholders to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been approved by the Board of Directors of HBDC. This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby are not required to be approved by the stockholders of HBDC or the Board of Directors or stockholders of any Subsidiary of HBDC. This Agreement has, and upon their execution the Ancillary Agreements will be, duly and validly executed and delivered by HBDC and constitute a valid and binding obligation of HBDC, enforceable against HBDC in accordance with their terms.
     4.3 No Conflict. The execution and delivery of this Agreement by HBDC does not, and the execution and delivery of the Ancillary Agreements and the performance of this Agreement and the Ancillary Agreements will not (a) conflict with or violate the certificate of incorporation or bylaws of HBDC or any Subsidiary of HBDC; (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to HBDC or any Subsidiary of HBDC or by which any of their properties are bound or affected; (c) result in the creation of a Lien; or (d) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of HBDC or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation (including any privacy policy or other privacy obligation pursuant to which any information to be transferred to eHealth has been collected), to which HBDC or any of its Subsidiaries is a party or by which the Transition Assets are bound or affected.
     4.4 Indebtedness; Guaranties. Except as set forth on Schedule 2.5 of this Agreement, neither HBDC nor any of its Subsidiaries has any Liability relating to any of the Transition Policies or Transition Assets. Neither HBDC nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability or obligation of any other person or entity for any matter which relates to or affects or will affect the Transition Policies or Transition Assets or eHealth’s right to receive commissions as a result of the BOR Transfer.
     4.5 Absence of Changes. Since December 31, 2008 and except as contemplated by this Agreement, HBDC has conducted the Business only in the Ordinary Course of Business and, without limiting the generality of the foregoing:
          (a) HBDC has not pledged or otherwise encumbered any of the Transition Assets;
          (b) HBDC has not sold, assigned, licensed, leased, transferred or conveyed, or committed to sell, assign, license, lease, transfer or convey, any of the Transition Assets;
          (c) The Transition Policies have not been cancelled and HBDC has the right to receive commissions therefor;
          (d) No Action or Proceeding relating to the Business, the Transition Policies or the Transition Assets has been commenced or threatened, and to the knowledge of HBDC, no reasonable basis exists for any litigation, proceeding or investigation relating to the Business, the Transition Policies or the Transition Assets; and
          (e) There has been no agreement by HBDC, any of its Subsidiaries, or any employees, agents or affiliates of HBDC or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (d) (other than negotiations with eHealth and their representatives regarding the transactions contemplated by this Agreement).
     4.6 Legal and Other Compliance. The Business has been operated in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced, or to the knowledge of HBDC threatened against HBDC or any of its Subsidiaries, alleging any failure so to comply, nor to the knowledge of HBDC, is there any reasonable basis therefor.
     4.7 Liens. Except as set forth on Schedule 2.5 of this Agreement of the HBDC Disclosure Schedule, HBDC has good and valid title to each of the Transition Assets free and clear of any Liens. No Liens encumber any Transition Asset. No basis exists for the assertion of any claim which, if adversely determined, could result in a Lien on any Transition Asset. No Person other than HBDC possesses any claims or rights with respect to any Transition Asset.

     4.8 Litigation. There is no Action or Proceeding pending before any court or administrative agency against HBDC (or any Subsidiary or affiliate of HBDC or any officer or director of HBDC in their capacity as such) that relates directly or indirectly to the Business or any Transition Asset or that questions the validity of this Agreement or any Ancillary Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement or any Ancillary Agreement. To the knowledge of HBDC, no such Action or Proceeding has been threatened, and HBDC is not aware of any reasonable basis for any such Action or Proceeding. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against HBDC or any of its Subsidiaries affecting the Business, any Transition Policy or any Transition Asset under any federal, state, local or foreign law.
     4.9 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity or any third party (including a Specified Carrier), including a party to any agreement with HBDC or any of its Subsidiaries (so as not to trigger a Conflict), is required by or with respect to HBDC or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby (including in order for eHealth to become BOR, and to receive commission payments, on the Transition Policies), except for the consents listed on Schedule 4.9 of the HBDC Disclosure Schedule. Schedule 4.9 of the HBDC Disclosure Schedule includes the reason any consents listed thereon are necessary.
     4.10 Books and Records/Lead Database. The Books and Records (a) are accurate in all material respects, (b) have been maintained in accordance with applicable laws and regulations and (c) are in HBDC’s possession or under its control. The Lead Database was obtained in compliance with all applicable laws, rules and regulations, and the use of the Lead Database by eHealth as contemplated by the Marketing and Referral Agreement will not cause eHealth to be in violation of any law, rule or regulation or cause a Conflict with any Contract of HBDC or any of its Subsidiaries.
     4.11 Solvency. Neither the HBDC nor any of its Subsidiaries has: (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, (f) made an offer of settlement, extension or composition to its creditors generally, or (g) taken any corporate action in furtherance of any of the foregoing. HBDC is, and after giving effect to the transactions to be effected pursuant to this Agreement (including the incurrence of all obligations being incurred in connection herewith), will be immediately following the Closing, Solvent. “Solvent” means, when used with respect to any Person, that, as of any date of determination: (i) the fair saleable value of such Person’s assets, as of such date, exceeds the value of its liabilities, including all contingent and other liabilities, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the businesses in which it is engaged or in which management has indicated it intends to engage, and (iii) such Person will be able to pay its liabilities, including all contingent and other liabilities, as they mature. For purposes of this definition: (1) “fair saleable value” means the aggregate amount of net consideration (as of any date of determination and giving effect to reasonable and customary costs of sale or taxes, where the probable amount of any such taxes is identified by such Person) that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued in its present form and character, and with reasonable promptness, not to exceed one year; (2) “liabilities, including all contingent and other liabilities” have the meanings that are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (3) “contingent and other liabilities” means the contingent and other liabilities known to such Person; and (4) “not have an unreasonably small amount of capital for the businesses in which it is engaged or in which management has indicated it intends to engage” and “able to pay its liabilities, including all contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including all contingent and other liabilities) as they become due.
     4.12 Complete Copies of Materials. HBDC has made available to eHealth complete and correct copies of each document referenced in the HBDC Disclosure Schedule.
     4.13 Liabilities After a Closing. Following the Closing of the BOR Transfer with respect to a Specified Carrier’s Carrier Book, eHealth will have no Liability to such Specified Carrier (including interest, penalties or other Liabilities stemming from the commission advance agreements between HBDC and such Specified Carrier) other than the Assumed Obligation to such Specified Carrier and Liabilities eHealth would owe to such Specified Carrier had the transactions contemplated by this Agreement not occurred.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF EHEALTH
     eHealth hereby represents and warrants to HBDC as follows:
     5.1 Organization and Standing. eHealth is a corporation duly organized, validly existing and in good standing under the laws of Delaware.
     5.2 Authority. eHealth has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by eHealth of this Agreement and such Ancillary Agreements have been duly authorized by all necessary corporate action on the part of eHealth. This Agreement, and upon their execution any Ancillary Agreement executed by eHealth will be, duly executed and delivered by eHealth and constitute valid and binding obligations of eHealth, enforceable against it in accordance with their terms.
     5.3 No Conflict. Except in each case where such conflict, violation or default will not have a material adverse effect on the legality, validity or enforceability of eHealth’s obligations under this Agreement or any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement to which eHealth is a party, nor the consummation of the transactions contemplated hereby and thereby, will conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both) (a) any provision of the Certificate of Incorporation and Bylaws, each as amended through the date hereof, of eHealth, (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to eHealth or its properties or assets, or (c) any contract, agreement, commitment or undertaking to which eHealth is a party or to which it or any of its assets or properties are subject or bound.
     5.4 Consents. Other than with respect to consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings with, or notifications to, the SEC and/or Nasdaq, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity is required by or with respect to eHealth for the execution and delivery of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.
     5.5 Solvency. Neither the eHealth nor any of its Subsidiaries has: (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, (f) made an offer of settlement, extension or composition to its creditors generally, or (g) taken any corporate action in furtherance of any of the foregoing. eHealth is, and after giving effect to the transactions to be effected pursuant to this Agreement (including the incurrence of all obligations being incurred in connection herewith), will be immediately following the Closing, Solvent. “Solvent” means, when used with respect to any Person, that, as of any date of determination: (i) the fair saleable value of such Person’s assets, as of such date, exceeds the value of its liabilities, including all contingent and other liabilities, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the businesses in which it is engaged or in which management has indicated it intends to engage, and (iii) such Person will be able to pay its liabilities, including all contingent and other liabilities, as they mature. For purposes of this definition: (1) “fair saleable value” means the aggregate amount of net consideration (as of any date of determination and giving effect to reasonable and customary costs of sale or taxes, where the probable amount of any such taxes is identified by such Person) that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued in its present form and character, and with reasonable promptness, not to exceed one year; (2) “liabilities, including all contingent and other liabilities” have the meanings that are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (3) “contingent and other liabilities” means the contingent and other liabilities known to such Person; and (4) “not have an unreasonably small amount of capital for the businesses in which it is engaged or in which management has indicated it intends to engage” and “able to pay its liabilities, including all contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including all contingent and other liabilities) as they become due.

ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Access Pending the Closing. During the period commencing on the date of this Agreement and continuing through the earlier of the last Closing pursuant to this Agreement and the termination of this Agreement pursuant to Article IX, HBDC, upon reasonable prior notice from eHealth to HBDC, will (i) afford eHealth and its representatives, at all reasonable times during normal business hours, reasonable access to HBDC’s and its Subsidiaries’ personnel, professional advisors, properties, contracts, Books and Records and other documents and data relating to the Transition Policies, the Transition Assets and/or the Assumed Obligations, (ii) furnish eHealth and its representatives with copies of all Contracts, Books and Records, and other existing documents and data as eHealth may reasonably request, and (iii) furnish eHealth with such additional data and information as eHealth may reasonably request, in each case relating to the Transition Policies, Transition Assets or the Assumed Obligations. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.
     6.2 Operation of the Business by HBDC. During the period commencing on the date of this Agreement and continuing through the earlier of the Closing of the last BOR Transfer and any termination of this Agreement pursuant to Article IX, unless otherwise agreed in writing by eHealth, HBDC will except as otherwise allowed or required pursuant to the terms of this Agreement:
          (a) conduct the Business in the Ordinary Course of Business in a manner that enables HBDC to comply with subsections (b) and (c) below and its other obligations under this Agreement. The Parties understand and agree that HBDC shall not be obligated to market or sell new insurance policies after the date of this Agreement, except as set forth in the Marketing and Referral Agreement;
          (b) use commercially reasonable, good faith efforts to maintain the Transferred Policies where BOR status has not been transferred to eHealth; and
          (c) maintain the Books and Records and the Lead Database in the usual, regular and ordinary manner, on a basis consistent with prior years.
     6.3 Conduct Prior to Closing. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and continuing through the earlier of the Closing of the last BOR Transfer and any termination of this Agreement pursuant to Article IX, HBDC will not, take any action, or fail to take any action, as a result of which any of the changes or events described in Section 4.5 of this Agreement would reasonably be expected to occur. In addition, HBDC will not, and shall ensure that its Subsidiaries do not, without the prior written consent of eHealth:
          (a) take any action to impair, encumber, create a Lien against or otherwise adversely affect the Transition Assets or the Transition Policies;

          (b) other than as described on Schedule 4.5 to the HBDC Disclosure Schedule, propose or enter into a Contract with any person, other than eHealth, providing for the possible acquisition, transfer or disposition of the Business or any of the Transition Assets;
          (c) enter into any Contract relating to any of the Transition Policies, Transition Assets or Assumed Obligations;
          (d) take any action, or fail to take any action, which would result in any of the representations and warranties set forth in Article IV not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;
          (e) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.3(a) through (d) above, or any other action that would prevent HBDC from performing or cause HBDC not to perform its covenants hereunder.
     6.4 Confidentiality. eHealth and HBDC acknowledge that they have entered into a Confidentiality Agreement and a Nondisclosure and Nonuse Agreement dated November 6, 2008 (the “NDA”). The NDA shall terminate upon the initial Closing under this Agreement and the terms of the Confidentiality Agreement shall govern all information shared between eHealth and HBDC prior to the date of such initial Closing and all information shared after such Closing relating to this Agreement; provided, however, that the following information shall become “Confidential Information” (as such term is used in the Confidentiality Agreement) of eHealth under the Confidentiality Agreement and not “Confidential Information” of HBDC: (i) after the Closing of a portion of the BOR Transfer relating to a Carrier Book, all non-public information relating to the Transition Policies (and the holders thereof) that form a part of such Carrier Book and the Books and Records and Assumed Obligations (if any) relating to such Carrier Book; and (ii) after the first Closing relating to any portion of the BOR Transfer, the Lead Database. Without limiting the foregoing, (i) from and after the first Closing hereunder, HBDC shall not use or disclose the Lead Database (or any information contained therein) for any purpose other than in connection with the performance of its obligations under this Agreement or the Marketing and Referral Agreement; (ii) from and after the first Closing hereunder, HBDC shall not disclose the information on Transition Commission Payment Statements; and (iii) from and after the Closing of a portion of the BOR Transfer relating to a Carrier Book, HBDC shall not use or disclose the name, e-mail address or other contact information or personally identifiable information relating to any holder of a Transition Policy that forms a part of such Carrier Book other than in connection with the performance of its obligations under this Agreement or the Marketing and Referral Agreement.
     6.5 No Solicitation. From and after the date of this Agreement until the earlier to occur of the last Closing of a BOR Transfer or termination of this Agreement pursuant to its terms, HBDC, its Subsidiaries and HBDC’s and its Subsidiaries’ directors, officers, employees, representatives, investment bankers, agents and affiliates shall not, directly or indirectly (a) solicit or encourage submission of any Acquisition Proposal (as defined herein) by any person, entity, or group (other than eHealth and its affiliates, agents and representatives) or (b) participate in any discussions or negotiations with, or disclose any information concerning the Transition Assets, or afford access to the properties, books or records with respect to the Transition Assets, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than eHealth and its affiliates, agents, and representatives) in connection with any Acquisition Proposal. For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to any sale, acquisition, purchase or license of all or any portion of the Transition Assets. HBDC will, and will cause its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussion, or negotiations with any parties conducted heretofore with respect to any of the foregoing. HBDC will promptly (A) notify eHealth if it or any of its Subsidiaries receives any written proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (B) notify eHealth of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.
     6.6 Notification of Certain Matters. HBDC shall give prompt notice to eHealth of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of HBDC contained in this Agreement to be untrue or inaccurate at or prior to a Closing, and (b) any failure of HBDC to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by HBDC pursuant to this Section 6.6, however, shall be deemed to amend or supplement the HBDC Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     6.7 Public Disclosure. eHealth and HBDC shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any Ancillary Agreement, eHealth’s acquisition of the Transition Assets, the other party or parties hereto, or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or, with respect to eHealth any rules of or listing agreement with a national securities exchange or Nasdaq. Notwithstanding the foregoing, neither eHealth or HBDC shall issue any press release relating to this Agreement, any Ancillary Agreement or HBDC’s relationship with eHealth without the other party’s prior written consent.
     6.8 Communication with and Service of Holders of Transition Policies. Except with respect to HBDC’s Ordinary Course of Business communications prior to the date of a BOR Transfer and any communications by eHealth after a BOR Transfer, eHealth and HBDC shall cooperate and consult with each other with respect to communications to the holders of Transition Policies. HBDC shall cooperate with eHealth as reasonably requested by eHealth in connection with any communications to holders of Transition Policies notifying them of the BOR Transfer. After the BOR Transfer, eHealth will perform all ongoing broker-related duties and services with respect to the holders of Transition Policies in accordance with industry standards.
     6.9 Consents. Unless otherwise notified by eHealth in writing, HBDC shall use its best efforts to obtain the consents, waivers and approvals necessary to effectuate the transactions contemplated by this Agreement, including under any contractual or other restrictions relating to the Transition Assets that are necessary to permit the transfer of such Transition Assets to eHealth in connection with this Agreement. eHealth shall reasonably cooperate with HBDC in its efforts to obtain such consents, waivers and approvals.

     6.10 Legal Requirements. Each of eHealth and HBDC will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the transactions contemplated hereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith. Each party will take all commercially reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with this Agreement and consummating the transactions contemplated hereby or the taking of any action contemplated by this Agreement.
     6.11 Estimated Lifetime Value. eHealth and HBDC agree that, after the execution of this Agreement and prior to the Closing of the BOR Transfer with respect to any Carrier Book, eHealth and HBDC shall attempt in good faith to agree upon the Estimated Lifetime Value of such Carrier Book, subject to HBDC’s compliance with the provisions of this Agreement (including, without limitation, by providing eHealth with any information eHealth reasonably requests relating to such Estimated Lifetime Value) and to the relevant Specified Carrier’s provision of information reasonably requested by eHealth.
     6.12 Additional Documents and Further Assurances. At any time or from time to time after the Closing, at eHealth’s reasonable request and without any further consideration, HBDC shall and shall cause its Subsidiaries to: (a) execute and deliver to eHealth such other instruments of sale, transfer, conveyance, assignment and confirmation; (b) provide such materials and information; and (c) take such other actions, as eHealth may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to eHealth, to confirm eHealth’s title to, all of the Transition Assets, to put eHealth in actual possession and operating control of the Transition Assets, to assist eHealth in exercising all rights with respect thereto, to ensure that eHealth receives commissions on the Transition Policies at the same rate and in the same manner as such commissions were received prior to the date of this Agreement, and otherwise to cause HBDC to fulfill its obligations under this Agreement and the Ancillary Agreements. Without limiting the foregoing, HBDC agrees to maintain its books and records relating to the Transition Policies and to provide eHealth with reasonable access thereto.
     6.13 HBDC Receipt of Commission Payments. It is the intent of the parties to effect the BOR Transfer referenced in this Agreement such that eHealth shall receive all commission payments made on or after February 1, 2009 for Transition Policies that are in force on or after February 1, 2009 (the “Transition Commissions”). Accordingly, if HBDC receives any Transition Commissions from any Specified Carrier, HBDC shall immediately notify eHealth and pay to eHealth the full amount of such Transition Commission payment (without offset of any kind) and shall provide all statements or other documents received from the Specified Carrier in connection therewith. In accordance with Sections 3.2(b) and 3.4, eHealth will thereafter remit to HBDC the Transition Commission Payments relating to such Transition Policies. If HBDC receives any Transition Commissions from any Specified Carrier prior to the Closing of the BOR Transfer with respect to such Specified Carrier’s Carrier Book, HBDC shall, in accordance with this Section 6.13, pay to eHealth the full amount of such Transition Commissions at such Closing, and eHealth shall thereafter remit to HBDC the appropriate Transition Commission Payments in accordance with Sections 3.2(b) and 3.4.

     6.14 eHealth Receipt of Commission Payments. It is the intent of the parties to effect the BOR Transfer referenced in this Agreement such that HBDC shall continue to receive all commission payments made on or after February 1, 2009 for Excluded Policies that are in force on or after February 1, 2009. Accordingly, if eHealth receives any commission payments for Excluded Policies from any Specified Carrier, eHealth shall immediately notify HBDC and pay to HBDC the full amount of such commission payment (without offset of any kind) for such Excluded Policies and shall provide all statements or other documents received from the Specified Carrier in connection therewith. If eHealth receives any commission payments for Excluded Policies from any Specified Carrier prior to the Closing of the BOR Transfer with respect to such Specified Carrier’s Carrier Book, eHealth shall, in accordance with this Section 6.14, pay to HBDC the full amount of such commission payments for Excluded Policies at such Closing.
     6.15 Liens. HBDC covenants and agrees to satisfy when due all obligations of HBDC or its Subsidiaries that have resulted or result in the imposition of any Lien on any of the Transition Assets.
     6.16 Ancillary Agreements. Each of eHealth and HBDC shall execute and deliver the Ancillary Agreements required to be executed by them.
ARTICLE VII
CONDITIONS TO THE CLOSING
     7.1 Conditions to Obligations of Each Party. The respective obligations of eHealth and HBDC to effect the transactions contemplated hereby (including the Closing of each portion of the BOR Transfer relating to a Specified Carrier’s Carrier Book) shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity be seeking any of the foregoing be pending.
     7.2 Additional Conditions to the Obligations of eHealth. The obligation of eHealth to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to a Closing (including the Closing of each portion of the BOR Transfer relating to a Specified Carrier’s Carrier Book) of each of the following conditions, any of which may be waived, in writing, exclusively by eHealth:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the HBDC contained in this Agreement shall be true and correct, in each case on the date of this Agreement and as of each Closing Date; and (ii) HBDC shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by HBDC as of the Closing.
          (b) Governmental Approval. Approvals from any court, administrative agency, commission or other federal, state, county or local deemed appropriate or necessary by eHealth shall have been timely obtained.
          (c) Litigation. There shall be no Action or Proceeding of any nature pending or threatened against (i) HBDC, its properties or any of its officers or directors arising out of, or in any way connected with, the transactions contemplated by this Agreement or any Ancillary Agreement; or (ii) HBDC, its properties or any of its officers or directors arising out of, or in any way connected with, the Business or the Transition Assets that could reasonably be expected to impair eHealth’s rights in the Transition Assets in any material respect, or (iii) the Business or the Transition Assets that could reasonably be expected to impair eHealth’s rights in the Transition Assets in any material respect.
          (d) Officer’s Certificate. eHealth shall have received a certificate (“Officer’s Certificate”) validly executed by the Chief Financial Officer of HBDC for and on its behalf, to the effect that, as of the Closing, each of the conditions set forth in this Section 7.2 have been satisfied (unless otherwise waived by eHealth in accordance with the terms hereof) and setting forth the amount of Transition Commissions received on any Transition Policies in the Carrier Book that relate to the Closing.
          (e) Certificate of Secretary of HBDC. eHealth shall have received a certificate, validly executed by the Secretary of HBDC, certifying as to the valid adoption of resolutions of the Board of Directors of HBDC approving this Agreement and the consummation of the transactions contemplated hereby.
          (f) BOR Transfer Letter. HBDC shall have delivered to the relevant Specified Carrier (in such form as the Specified Carrier may request) a request to transfer BOR status to eHealth.
          (g) Specified Carrier Consents. eHealth shall have received all consents, approvals and agreements as eHealth deems necessary or appropriate in connection with the portion of the BOR Transfer that is the subject of the Closing.
          (h) Financing. eHealth shall have received from HBDC written confirmation and/or documents reasonably satisfactory to eHealth demonstrating that HBDC has closed its most recent round of financing and that HBDC has sufficient cash to operate its business for at least six (6) months after the final Closing Date.
          (i) Third Party Consents. eHealth shall have received all other consents, waivers, approvals, Lien releases, licenses and assignments required in connection with the execution and delivery of this Agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby or thereby to eHealth’s satisfaction.

          (j) Reserved; Not used.
          (k) Estimated Lifetime Value. eHealth and HBDC shall have agreed upon the Estimated Lifetime Value of the Carrier Book that is the subject of the Closing and such agreement shall be evidenced in a writing executed by each of eHealth and HBDC.
          (l) Certifications of HBDC. eHealth shall have received such certifications and other documents in connection with the Closing of the transactions contemplated by this Agreement as eHealth shall reasonably request.
          (m) Deliveries. HBDC shall have delivered to eHealth executed copies of the Ancillary Agreements and a completed Form W-9 and shall have delivered, transferred or assigned (as the case may be) all of the Transition Assets related to the BOR Transfer that is the subject of the Closing.
          (n) Lead Database. HBDC shall have (i) delivered to eHealth the Lead Database in such manner as eHealth shall reasonably request; and (ii) implemented the links as set forth in the Marketing and Referral Agreement.
          (o) Excess GRIC Liability. As a condition to the Closing of the portion of the BOR Transfer relating to GRIC Transition Policies, the Excess GRIC Liability shall have been paid and eHealth and HBDC both shall have received evidence reasonably satisfactory to both eHealth and HBDC of such payment.
     7.3 Conditions to Obligations of HBDC. The obligations of HBDC to consummate and effect the transactions contemplated hereby (including the Closing of each portion of the BOR Transfer relating to a Specified Carrier’s Carrier Book) shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by HBDC:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of eHealth contained in this Agreement shall be true and correct in each case on the date of this Agreement and as of each Closing Date; and (ii) eHealth shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by eHealth as of the Closing.
          (b) Deliveries. eHealth shall have delivered to HBDC executed copies of each Ancillary Agreement required to be executed by it.
          (c) Specified Carrier Consents. HBDC shall have received all Specified Carrier consents, approvals and agreements necessary to effect the BOR Transfer that is the subject of the Closing.
          (d) Estimated Lifetime Value. eHealth and HBDC shall have agreed upon the Estimated Lifetime Value of the Carrier Book that is the subject of the Closing and such agreement shall be evidenced in a writing executed by each of eHealth and HBDC.

          (e) Referral Website. eHealth shall have implemented the referral website described in the Marketing and Referral Agreement.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     8.1 Survival of Representations and Warranties. The representations and warranties of HBDC contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing hereunder.
     8.2 Indemnification.
          (a) HBDC Indemnification. HBDC hereby agrees to indemnify and hold eHealth and eHealth, Inc. (eHealth’s parent corporation), and each of their stockholders, officers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “Purchaser Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by such Persons, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of HBDC contained in this Agreement, the Ancillary Agreements, or in any certificate, instrument, or other document delivered by HBDC pursuant to this Agreement (without giving effect to any limitation as to “materiality,” “material adverse effect,” or similar qualifications set forth therein); (ii) any failure by HBDC to perform or comply with any covenant applicable to it contained in this Agreement or the Ancillary Agreements; and (iii) any Excluded Liability.
          (b) eHealth Indemnification. eHealth hereby agrees to indemnify and hold HBDC, and each of HBDC’s stockholders, officers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “HBDC Indemnified Parties”), harmless against all Losses, incurred or sustained by such Persons, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of eHealth contained in this Agreement or in any certificate, instrument, or other document delivered by eHealth pursuant to this Agreement (without giving effect to any limitation as to “materiality,” “material adverse effect,” or similar qualifications set forth therein); (ii) any failure by eHealth to perform or comply with any covenant applicable to it contained in this Agreement and to be performed by eHealth after the Closing.
     8.3 Indemnification Procedure. Any Person seeking indemnification pursuant to this Article VIII (the “Indemnified Party”) shall give notice of an Indemnification Claim (as defined below) by delivery of an Indemnification Certificate (as defined in the immediately succeeding sentence) to the party from whom indemnification is sought (the “Indemnifying Party”). For purposes hereof, “Indemnification Certificate” shall mean a certificate signed by any officer or duly authorized representative of an Indemnified Party (i) stating that the Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the indemnification claim hereunder. The Indemnifying Party may object to any Indemnification Claim set forth in an Indemnification Certificate by delivery to the Indemnified Party of a written statement of objection (an “Indemnification Objection Notice”) within twenty (20) calendar days’ of receipt of an Indemnification Certificate. “Indemnification Claim” shall mean any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement.
     8.4 Resolution of Conflicts; Arbitration.
          (a) If an Indemnifying Party delivers an Indemnification Objection Notice to the Indemnified Party in accordance with Section 8.3, the Indemnifying Party and the Indemnified Party shall meet in good faith to attempt to agree upon the rights of the respective parties with respect to each Indemnification Claim. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.
          (b) If no such agreement can be reached after good faith negotiation and prior to forty-five (45) calendar days after delivery of an Indemnification Objection Notice, either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of pending litigation with respect to a Third Party Claim (as defined below), in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Indemnifying Party and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar day period, the Indemnifying Party and the Indemnified Party shall each select one arbitrator. The two arbitrators so selected shall select the arbitrator.
          (c) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any Indemnification Claim in such Indemnification Certificate shall be final, binding, and conclusive upon the Indemnifying Party and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute between an Indemnifying Party and any Indemnified Party pursuant to this Article VIII.

     8.5 Third Party Claims. In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VIII (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. The Indemnified Party shall have the right, in its sole discretion, to conduct the defense of and settle any such Third Party Claim; provided, however, that except with the consent of the Indemnifying Party, no settlement of any such Third Party Claim shall alone be determinative of the amount of Losses relating to such matter. In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by the Indemnified Party against the Indemnifying Party with respect to such settlement.
     8.6 Payment of Indemnification. In the event that (a) an Indemnifying Party shall not have timely objected to the amount claimed by an Indemnified Party for indemnification with respect to any Loss in accordance with the procedures set forth in Section 8.3, or (b) an Indemnifying Party shall have delivered an Indemnification Objection Notice as to the amount of any indemnification requested by an Indemnified Party and either (i) the Indemnifying Party and the Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Indemnifying Party is obligated to indemnify the Indemnified Party for a specified amount, (ii) a final award shall have been rendered in an arbitration pursuant to Section 8.4, or (iii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such Indemnification Claim by an Indemnified Party for indemnification from an Indemnifying Party, then the Indemnifying Party shall pay any such indemnification owed to the Indemnified Party within fifteen (15) calendar days of such mutual agreement or final nonappealable judgment, as applicable, by wire transfer in immediately available funds to an account directed by the Indemnified Party.
     8.7 Remedy. To the extent that an Indemnified Party may recover for Losses pursuant to Section 8.2, such Indemnified Party agrees to take commercially reasonable steps to avoid and mitigate such Losses. In addition the amount of any claim for Losses shall be net of any amount actually recovered by an Indemnified Party pursuant to any insurance policy, provided, however, that the Indemnifying Party shall not be obligated to seek such recovery. HBDC and eHealth acknowledge that, except in the event of fraud, intentional misrepresentation or willful misconduct, the provisions of this Article VIII shall be their sole and exclusive remedy from and after the Closing for any claims arising under this Agreement; provided, however, the foregoing clause of this sentence shall not be deemed a waiver by eHealth of any right to specific performance or injunctive relief.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the first Closing hereunder:
          (a) By the mutual written agreement of the parties;

          (b) By either eHealth or HBDC, if (i) the first Closing has not occurred by March 15, 2009; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be in effect a final nonappealable order of a federal or state court preventing consummation of the transactions contemplated hereby; or (iii) there shall be any legal requirement enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal;
          (c) By eHealth, if eHealth is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of HBDC and (i) HBDC is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by eHealth to HBDC in accordance with Section 10.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied at or prior to the Closing;
          (d) By HBDC, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of eHealth and (i) eHealth is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been given by HBDC to eHealth in accordance with Section 10.1; provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured and (ii) as a result of such breach, one or more of the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied at or prior to the Closing; or
     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders; provided that each party shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 6.4 (confidentiality), Section 6.7 (public disclosure), Article X and this Section 9.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any willful breach hereof.
     9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.
     9.4 Extension; Waiver. At any time prior to the Closing, eHealth, on the one hand, and HBDC, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by commercial delivery service, or upon receipt or refusal of delivery if mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission from the recipient of such facsimile) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to eHealth, to:
eHealthInsurance Services, Inc.
440 East Middlefield Road
Mountain View, California 94043
Attention: Bruce Telkamp, Executive Vice President
Telephone No.: 650.210.3131
Facsimile No.: 650.961.2141
          (b) if to HBDC, to:
Health Benefits Direct Corporation
Radnor Financial Center
150 North Radnor Chester Road, Suite B101
Radnor, PA 19087
Attn: Anthony R. Verdi, Chief Financial Officer
Telephone No.: 484.654.2206
Facsimile No.: 484.654.2212
and also under separate cover to
Health Benefits Direct Corporation
Radnor Financial Center
150 North Radnor Chester Road, Suite B101
Radnor, PA 19087
Attn: Francis L. Gillian III, Vice President / Controller
Telephone No.: 484.654.2203
Facsimile No.: 484.654.2209
     10.2 Expenses. All fees and expenses incurred in connection with this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including without limitation brokerage or finders’ fees, agents’ commissions or any similar charges) incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     10.3 Right of Offset. eHealth shall have the right to offset against amounts owed to HBDC pursuant to this Agreement or any Ancillary Agreement, any amount owed by HBDC to eHealth pursuant to the terms of this Agreement or an Ancillary Agreement.
     10.4 Entire Agreement; Assignment. This Agreement and Schedules hereto, the Ancillary Agreements, the HBDC Disclosure Schedule, the NDA, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise without the written consent of the other party hereto. Notwithstanding the foregoing, (i) eHealth may, without written consent, assign all of the rights and obligations under this Agreement in connection with any sale of eHealth whether by means of an asset sale, stock sale or merger; and (ii) after all Closings hereunder, HBDC may, without written consent, assign all of the rights and obligations under this Agreement in connection with the sale of HBDC.
     10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     10.7 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.
     10.8 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic transmission.
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     IN WITNESS WHEREOF, eHealth and HBDC have caused this Client Transition Agreement to be signed as of the date first written above.

“EHEALTH”	EHEALTHINSURANCE SERVICES, INC. a Delaware corporation
By:
,
“HBDC”

HEALTH BENEFITS DIRECT CORPORATION a Delaware corporation
By:
,

HBDC II, INC. a Delaware corporation
By:
,